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                                                                    EXHIBIT 99.2







                                                       Sard Verbinnen & Co.
                                                       Andrew Merrill/Kim Polan
                                                       (212) 687-8080



                                                       URS Corporation
                                                       Kent P. Ainsworth
                                                       Executive Vice President
                                                       & Chief Financial Officer
                                                       (415) 774-2700



                    URS CORPORATION COMPLETES ACQUISITION OF

                              DAMES & MOORE GROUP

         _____________________________________________________________

      SAN FRANCISCO, CA, June 24, 1999 - URS Corporation (NYSE: URS) today announced that it has completed its previously announced acquisition of Dames & Moore Group (NYSE: DM) for $16 per share in cash, or approximately $300 million. URS also refinanced approximately $300 million in Dames & Moore debt. The combination, which was announced on May 5, 1999, creates a leading global engineering company with revenues of approximately $2 billion and over 15,000 employees in more than 30 countries around the world.

      Martin M. Koffel, Chairman and Chief Executive Officer of URS
Corporation said, "The strategic benefits of combining URS and Dames & Moore are considerable--together we will have the resources, the technical expertise and the geographic reach to meet the evolving needs of our clients and to compete with the largest firms on a global basis."

      Added Koffel, "We are working hard to achieve a seamless integration of our two companies and look forward to the opportunities this important combination creates for both our customers and our employees."

      URS completed the acquisition on June 23, 1999, through a short-form merger of its wholly owned subsidiary into Dames & Moore after accepting approximately 17.6 million, or approximately 95% of the outstanding Dames & Moore shares for payment on June 9, 1999, upon the conclusion
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of the previously announced tender offer. As a result of the short-form merger,
Dames & Moore has become a direct, wholly owned subsidiary of URS and, subject to appraisal rights, each remaining outstanding Dames & Moore share has been converted into the right to receive $16.00 in cash, without interest.

      Financing for the Dames & Moore acquisition consists of $550 million of senior bank debt arranged by Wells Fargo Bank, N.A., $200 million of subordinated debt placed by Morgan Stanley Dean Witter and $100 million from a private placement of preferred stock with RCBA Strategic Partners. Financing proceeds in excess of the purchase price are being used to refinance existing URS and Dames & Moore debt and will be available for working capital purposes. The Company also reported the delisting of Dames & Moore common stock from the New York Stock Exchange effective as of June 24, 1999.

      Headquartered in San Francisco, URS offers a broad range of engineering, planning, design, and program and construction management services for transportation, hazardous waste, industrial processing and petrochemical, general building and water/wastewater projects. URS serves federal, state and local governmental agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest products, mining, oil and gas, and utilities industries.

      This press release contains "forward-looking statements" within the meaning of the securities laws, including statements about the continued strength of the Company's business and the effect of the Dames & Moore acquisition. We believe that our expectations are reasonable and are based on reasonable assumptions. However, risks and uncertainties relating to future events that could cause actual results to differ materially from our expectations include our dependency on government programs and contracts, competitive practices in the industry, our ability to attract and retain qualified professionals, exposure to potential liability, and other factors discussed more fully in the Company's 1998 Form 10-K, its Form 10-Q for the quarter ended April 30, 1999 filed with the Securities and Exchange Commission on June 14, 1999 and other publicly available reports filed with the Securities and Exchange Commission from time to time. The Company does not intend, and assumes no obligation, to update any forward-looking statements.


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